AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
of
FORMULA ACQUISITION CORP.

FORMULA ACQUISITION CORP., a corporation existing under the laws of the state of Delaware (the “Corporation”) by its Chief Executive Officer, hereby certifies as follows:

1.	The Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) was filed in the office of the Secretary of State of Delaware on March 23, 2010.

2.	This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation.

3.
This Amended and Restated Certificate of Incorporation was duly adopted on [________], 2010 by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “GCL”).

4.	The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

FIRST:              The name of the corporation is: Formula Acquisition Corp. (the “Corporation”).

SECOND:         The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, in the County of Kent.  The registered agent in charge thereof is National Corporate Research, Ltd.

THIRD:              Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article Third may only be amended in connection with, and become effective upon, the consummation of a Business Combination.

FOURTH:          A. The total number of shares of stock which the Corporation shall have authority to issue is one hundred and one million (101,000,000) shares, which shall consist of (i) one hundred million (100,000,000) shares of common stock, $0.0001 par value per share (the “Common Stock”); and (ii) one million (1,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

B. The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock and the Common Stock are as follows:

1.           Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

2.           Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of common stock shall have one vote.

FIFTH:               The name and mailing address of the incorporator are as follows:

Kristin J. Angelino, Esq.
c/o Gersten Savage LLP
600 Lexington Avenue, 10th floor
New York, NY 10022

SIXTH:               The Corporation’s existence shall terminate on [_______], 2012 (the “Termination Date”).  This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination.  A proposal to so amend this section shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Seventh (A) below.

SEVENTH:         The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consummation of any Business Combination and may not be amended during the Target Business Acquisition Period, as defined below.  A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business or businesses having collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation’s net assets at the time of the acquisition (less the deferred underwriting discount and commissions and taxes payable), provided, that, any acquisition of multiple operating businesses shall occur contemporaneously with one another (the “Target Business”). The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date. For purposes of this Article Seventh, fair market value shall be determined by the Board of Directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and/or cash flow, and book value. If the Board of Directors is not able to independently determine that the Target Business has a sufficient fair market value, or if a conflict of interest exists, the Corporation will obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria.

A.           Immediately after the Corporation’s IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective shall be deposited and thereafter held in the Trust Fund (as defined below). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Fund until the earlier of (i) a Business Combination or (ii) the Termination Date, in each case in accordance with the terms of the investment management trust agreement governing the Trust Fund; provided, however, that (x) up to the amount, as set forth in the Registration Statement of the interest earned on the Trust Fund may be released to the Corporation to cover operating expenses, and (y) the Corporation shall be entitled to withdraw such amounts from the Trust Fund as would be required to pay its tax obligations.

B.           Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares exercise their conversion rights described in paragraph (C) below.

C.           In the event that a Business Combination is approved in accordance with paragraph (B) above and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon and net of taxes payable, calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

D.           In the event that the Corporation does not consummate a Business Combination by the Termination Date, the officers of the Corporation shall take all such action necessary to liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

E.           A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event (i) he demands conversion of his shares in accordance with paragraph (C) above, or (ii) the liquidation of the Corporation. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund. A holder of securities issued in the private placement prior to the consummation of the IPO shall not have any right or interest of any kind in or to the Trust Fund.

EIGHTH:            The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.           Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.           The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.           The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.           In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

NINTH:                A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH:               Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of the [_____] day of [__________], 2010.

FORMULA ACQUISITION CORP.

By:
Thomas J. Clarke, Jr.
Chief Executive Officer